EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Nos. 333-156771, 333-165551, 333-160032 and 333-176883 on Form S-3 and Registration Statement Nos. 333-152985, 333-82087, 333-148328, 333-136230, 333-82087 and 333-100928 on Form S-8 of our reports dated March 11, 2011, (April 23, 2012 as to the effects of the litigation discussed in the last paragraph of Note 14 and the restatement discussed in Note 25), relating to the consolidated financial statements of Enterprise Financial Services Corp and subsidiaries (the “Company”), and our report dated March 11, 2011 (April 23, 2012 as to the effects of the restatement discussed in Note 25), relating to the effectiveness of the Company's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of Enterprise Financial Services Corp for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
St. Louis, MO
April 23, 2012